EXHIBIT 4.2
EXECUTION COPY
NOTE CONVERSION AGREEMENT
     THIS NOTE CONVERSION AGREEMENT (the “Agreement”) is made as of the 15th day of June, 2007 by and between NEXTERA ENTERPRISES, INC., a Delaware corporation (the “Company”), and JOCOTT ENTERPRISES, INC., a California corporation (the “Investor”).
     A. The Investor and the Company are party to that certain Promissory Note of Nextera Enterprises, Inc., in the original principal amount of $1,000,000 dated as of April 17, 2007, as amended (the “Note”) which evidences indebtedness of the Company owed to the Investor.
     B. The Investor and the Company have agreed that the Investor shall convert the outstanding principal balance and accrued interest under the Note into shares of the Company’s Series B Cumulative Non-Convertible Preferred Stock of the Company, par value $.001 per share (the “Series B Preferred Stock”), on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and the Investor hereby agree as follows:
     1. Issuance of Preferred Stock and Cancellation of Note.
          1.1 Outstanding Balance of the Note. The Investor and the Company agree that as of the date hereof the aggregate of the outstanding principal amount of the Note and the accrued and unpaid interest is $1,011,315.07.
          1.2 Authorization. Prior to the Closing, the Company shall have authorized the issuance to the Investor of 10,113 shares of the Company’s Series B Preferred Stock, with a stated amount of $100 per share.
          1.3 Issuance and Delivery of Series B Preferred Stock and Cancellation of Note. Upon the terms and subject to the conditions set forth herein, at the Closing (defined below), (i) the Company shall issue and deliver to the Investor certificate(s) evidencing 10,113 shares of Series B Preferred Stock, (ii) the Investor shall deliver to the Company the executed original of the Note and (iii) the Company and the Investor hereby agree that the outstanding balance of the Note (including all accrued and unpaid interest) shall be extinguished and that the Note shall be cancelled and of no further force and effect as of the date hereof. In lieu of any fractional interest in a share of Series B Preferred Stock which would otherwise be issuable upon cancellation of the Note, the Company shall pay to the Investor an amount in cash (computed to the nearest cent) equal to the difference between the outstanding balance of the Note as set forth in Section 1.1 and the aggregate stated amount of the shares of Series B Preferred Stock to be issued to the Investor, provided that such payment is permitted by the terms of the Credit Agreement, dated as of March 9, 2006 (as amended, supplemented, amended and restated or otherwise modified from time to time), by and among the Company, Woodridge Labs, Inc., the several financial institutions from time to time party thereto as lenders thereunder and NewStar Financial, Inc., as the administrative agent, and any other credit or other contract or agreement to which the Company, Woodridge Labs, Inc., or any of their affiliates is a party, that restricts the payment of such cash amounts.
          1.4 Closing. The issuance of the Series B Preferred Stock shall take place upon the execution of this Agreement by the Company and the Investor at such place as the Company and the Investor mutually agree upon, orally or in writing (which time and place are designated as the “Closing”).

     2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that as of the date of this Agreement:
          2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all corporate power and authority to enter into and perform this Agreement and to carry out the transactions contemplated hereby and thereby.
          2.2 Authorization. All corporate action on the part of the Company for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Company hereunder and thereunder and the authorization, issuance and delivery of the shares of Series B Preferred Stock has been taken, and this Agreement has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms.
          2.3 Valid Issuance of Shares of Series B Preferred Stock. The shares of Series B Preferred Stock that are being issued to the Investor pursuant to this Agreement are duly and validly authorized and, when issued, sold and delivered in accordance with the terms hereof for the consideration duly expressed herein, will be duly and validly issued, fully paid and nonassessable, and free from all taxes, liens and charges created by the Company in respect of the issue thereof.
     3. Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company that:
          3.1 Accredited Investor. The Investor is an Accredited Investor within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”) and the shares of Series B Preferred Stock to be acquired by it pursuant to this Agreement are being acquired for its own account and, notwithstanding the Investor’s right to transfer such shares of Series B Preferred Stock in accordance with this Agreement, the Investor will not offer, sell, transfer, pledge, hypothecate or otherwise dispose of the shares of Series B Preferred Stock in violation of the Securities Act. The Investor has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the shares of Series B Preferred Stock, and the Investor is capable of bearing the economic risks of such investment. The Investor was not organized for the purpose of acquiring the shares of Series B Preferred Stock from the Company.
          3.2 Authorization. All corporate action on the part of the Investor necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Investor hereunder and the cancellation of the Note has been taken, and this Agreement has been duly executed and delivered by the Investor and constitutes a valid and legally binding obligation of the Investor, enforceable in accordance with its terms.
          3.3 Receipt of Information. The Investor has received all the information the Investor considers necessary or appropriate for deciding whether to purchase the shares of Series B Preferred Stock. The Investor further represents that the Investor has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the shares of Series B Preferred Stock and the business, properties, prospects and financial condition of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to the Investor or to which the Investor had access.

          3.4 Restricted Securities. The Investor understands that the shares of Series B Preferred Stock may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefore.
          3.5 Legend. To the extent applicable, each certificate evidencing any of the shares of Series B Preferred Stock shall be endorsed with a legend substantially in the form set forth below:
“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”
     4. Survival of Representations, Covenants, Etc. All statements contained in any certificate, schedule, exhibit or instrument or conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby or thereby shall be deemed to be representations and warranties by the parties hereunder. The representations, warranties, covenants and agreements of the Company and the Investor contained herein and therein shall survive the Closing under this Agreement.
     5. Further Assurances. Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing, (a) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (c) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective best efforts to obtain all necessary waivers, consents and approvals from other parties to consummate the transactions contemplated by this Agreement.
     6. Miscellaneous. This Agreement shall be binding upon, and inure to the benefit of, the respective successors, assigns, heirs, executors and administrators of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to any applicable conflict of laws. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms. This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.
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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

NEXTERA ENTERPRISES, INC.,
a Delaware corporation

By:	/s/ Antonio Rodriquez
Name:	Antonio Rodriquez
Title	Chief Financial Officer

JOCOTT ENTERPRISES, INC.
a California corporation

By:	/s/ Scott J. Weiss

Name:	Scott J. Weiss
Title	Chief Financial Officer